EXHIBIT 8.1

List of Subsidiaries

Name	Jurisdiction of Incorporation

Syneron GmbH.	Germany
Syneron Inc.	Delaware
Syneron Canada Corp.	Canada
Syneron Medical (HK) Ltd.	Hong-Kong
Light Instruments Ltd.	Israel
Inlight Corp.	California
Rakuto Bio Technologies Ltd.	Israel
Fluorinex Active Ltd.	Israel
Primaeva Medical, Inc.	California
Candela Corporation	Delaware
Candela KK	Japan
Candela Iberica, S.A.	Spain
Candela Deutschland GmbH	Germany
Candela France SARL	France
Candela Italia	Italy
Candela (U.K.) Limited	U.K.
Candela Corporation Australia PTY, Ltd.	Australia
Candela International Holdco, B.V.	Netherland
Candela Portugal, Unipessoal Lda.	Portugal